Exhibit 99.2

P.O. Box 25099 ☐ Richmond, VA 23260 ☐ Phone: (804) 359-9311 ☐ Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	2:15 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces Second Quarter Results

Richmond, VA, November 7, 2007 / PRNEWSWIRE

Allen B. King, Chairman and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that income from continuing operations for the second quarter of fiscal year 2008, which ended on September 30, 2007, increased by 9% to $40.5 million, or $1.25 per diluted share. Last year, continuing operations earned $37.2 million, or $1.21 per diluted share, in the same quarter. The quarter’s results reflected improvements primarily in Africa due to lower provisions for farmer receivables and lower inventory valuation adjustments, which in aggregate declined by $27 million in that region. That improvement was offset in part by lower margins due to smaller crops that caused higher purchase prices for leaf and higher unit processing and agronomic costs. Earnings also benefited from significantly lower net interest expense. Net income for the quarter, including results from discontinued operations, was $39.8 million, or $1.23 per diluted share, compared to $3.1 million, or $0.09 per diluted share last year.

For the first half of fiscal year 2008, the Company earned $58.7 million from continuing operations, or $1.81 per diluted share, compared to $23.5 million, or $0.63 per diluted share last year. The significant improvement in the six-month results was caused by lower restructuring and impairment charges, lower provisions for farmer receivables, lower inventory valuation adjustments, shipment timing differences, operational improvements, net interest expense savings, and a lower effective tax rate. These gains were offset in part by lower carryover sales, the absence of last year’s one-time sales by the North America segment, and lower margins in Africa. Net income for the six months, including results from discontinued operations, was $58.5 million, or $1.80 per diluted share, compared to $700 thousand which was a loss of $0.25 per diluted share last year due to the effect of the issuance of convertible preferred stock.

Sales and other operating revenues were up 20% to $655 million in the quarter and up 11.5% to $1.1 billion for the six months. In both periods, the growth was principally due to higher volumes and leaf prices in Brazil, where currency changes were an important factor, higher volumes of African tobacco, and higher African prices due to short crops in Malawi and Mozambique where demand was strong.

Mr. King, in discussing the fiscal year thus far, stated, “While most regions showed solid improvement in the first half of the fiscal year, challenges remain. This year we are facing very tight supply of burley tobacco, which has been exacerbated by short crops in Africa, as well as the challenge of controlling costs in the face of the weakening U.S. dollar. We have reduced our Brazilian flue-cured production to address the previous oversupply in worldwide flue-cured tobacco, and the quality of the crop is better, but the smaller burley crops in Africa and the drought effects on the U.S. flue-cured crop along with higher costs in most of the major producing areas of the world are presenting challenges. The U.S. dollar continues to be weak against many currencies and, although we work with our customers to mitigate the effect of that where we can, it remains a source of higher costs in many areas. African operations are experiencing margin difficulties on current crop production as unit costs have risen

– M O R E –

Universal Corporation

primarily due to smaller crops coupled with much higher prices to farmers, especially in Malawi and Mozambique. Inventories of African tobacco are substantially lower than they were at this time last year. That reduction reflects the crop shortfall and indicates lower shipments for the remainder of the season. In addition, as we noted last year, our North American operations benefited from the higher sales volume associated with the sale of old-crop burley tobacco, and those volumes will not recur this year, but North America also is dealing with the effects of a drought in the eastern United States. Tobacco production in Canada has fallen severely over the last few years and is forecast to decline by about one third for fiscal year 2008. We recognized restructuring costs related to that operation and our flue-cured growing operations in Africa this year. However, impairment and restructuring costs in fiscal year 2008 should be significantly below the levels that we have seen over the last two years. We believe that we have been taking the necessary actions to improve our performance for the long term. We are highly confident in our regional management teams, and we believe that they have handled these challenges well in the first half of the fiscal year.”

The North America segment of the flue-cured and burley operations reported income of $4.2 million for the quarter as operations moved into full swing for the season. Results were $3 million lower than last year. Key factors in this year’s decline were the effects of drought conditions on the U.S. flue-cured crop and last year’s $3 million gain on the sale of assets of closed facilities. Revenues for the quarter also reflected those reductions, but they were more than offset by earlier Canadian sales, and increased volumes in the smaller origins. For the six months, the segment reported a loss of $1 million compared to earnings of $7.4 million in the prior year. The reduction reflected the same factors as the quarter, as well as lower carry-over sales this year and several one-time sales, particularly old crop burley, in the first quarter of the prior year as well as the significant reduction of the Canadian crop. Those factors also caused revenues for this segment to fall by $41 million, to $89 million, compared to last year.

The Other Regions segment of the flue-cured and burley operations earned $63.7 million, up 34% from the same quarter in fiscal year 2007, driven by improvement in Africa, Europe, and Asia. In South America, margins were lower because of the effect of the strong local currency in Brazil on leaf and operating costs. The Company entered into forward contracts related to certain customer sales contracts to hedge some of the currency effect, but because it did not elect hedge accounting, the mark-to-market gains on those contracts were recognized in the first quarter before the crop sales. In Africa, despite lower margins related to a 32% decline in crop sizes in Malawi and Mozambique, results improved due to lower provisions for farmer receivables and reduced inventory valuation write downs, which declined by $27 million in the quarter compared to last year. Europe saw improvement in the quarter due to better product mix, and Asia’s comparisons improved with additional trading volumes and the absence of last year’s flood-related costs. Revenues for this segment increased by over $95 million in this quarter.

For the six months, the Other Regions segment of the flue-cured and burley operations earned $95.9 million compared to $60.6 million last year. The dramatic improvement resulted from reduced charges in Africa for inventory and receivables of $22 million this year, higher volumes in Brazil where forward exchange contracts mitigated part of the effect of the strong local currency, and higher volumes in other regions due to timing benefits. In addition, provisions for bad debts related to farmer receivables in Brazil were over $6 million lower than last year. Those improvements were partially offset by lower margins in Africa due to higher unit costs related to short burley crops. Revenues for the Other Regions segment increased by about 17% to $885 million.

The Other Tobacco Operations segment results were down slightly in the quarter to $6.0 million despite higher revenues, primarily due to currency effects, timing of shipments, and mix of business. Results for dark air-cured operations declined in large measure due to currency remeasurement, higher domestic operating costs, and timing differences within current year shipments. The oriental tobacco joint venture experienced lower volumes that were partially offset by remeasurement gains during the quarter. The Special Services group realized accelerated sales volumes and improved results as part of its business is changing to be absorbed by regional operations. For the six months, this segment’s performance reflected the same factors as were present in the quarter, as well as a one-time gain on the sale of investment securities. However, the adverse effect of currency remeasurement on dark operations was largely mitigated in the six months.

– M O R E –

Universal Corporation

Selling, general and administrative expenses, which are included in segment operating results, fell by nearly $10 million in the quarter, primarily related to a reduction of $17 million in provisions for farmer receivables. For the six months, selling, general and administrative expenses dropped by approximately $24 million. In addition to lower provisions for farmer receivables, which were down $19 million for the period, $11 million of the decline related to net foreign exchange gains. Of that total, $6 million was associated with the aforementioned forward exchange contracts on the Brazilian currency.

Universal recorded higher interest income and lower interest expense as a result of funds provided by tobacco operations, the sale of its non-tobacco businesses, asset sales, and employee stock option exercises. Net interest savings were $6.1 million for the quarter and $11.5 million for the six months. The effective income tax rate for the six months, at 36.8%, is higher than the U.S. federal statutory income tax rate primarily because of excess foreign taxes recorded in countries where the tax rates exceed U.S. rates. In addition, the restructuring charges in the six month period provided tax benefits at a rate that was below the statutory rate, which increased the effective tax rate for the six months. For the full fiscal year, the rate is expected to be slightly below 37%. The effective tax rate last year for the six-month period was 51.9%. The Company did not record any tax benefit on its $12.3 million asset impairment charge in last year’s period since management believed that it would be unable to utilize the net operating loss carryforward generated by the charge. A valuation allowance of $4.9 million on deferred tax assets associated with Zambia also increased last year’s effective tax rate.

Additional information

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2007.

At 5:00 p.m. (Eastern Time) today, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available for one week by dialing (888) 203-1112. The confirmation number to access the replay is 2648146.

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2007, were $2.0 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

– M O R E –

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$655,330	$544,164	$1,105,547	$991,081

Costs and expenses
Cost of goods sold	512,614	406,303	878,663	768,945
Selling, general and administrative expenses	66,569	76,327	117,676	141,627
Restructuring and impairment costs	—	—	3,304	12,289

Operating income	76,147	61,534	105,904	68,220
Equity in pretax loss of unconsolidated affiliates	(2,389)	(728)	(1,246)	(4,268)
Interest income	4,576	2,313	8,864	2,980
Interest expense	10,569	14,442	21,960	27,614

Income before income taxes and other items	67,765	48,677	91,562	39,318
Income taxes	24,577	14,782	33,733	20,398
Minority interests, net of income taxes	2,715	(3,343)	(822)	(4,591)

Income from continuing operations	40,473	37,238	58,651	23,511
Loss from discontinued operations, net of income taxes	(675)	(34,159)	(145)	(22,780)

Net income	39,798	3,079	58,506	731
Dividends on convertible perpetual preferred stock	(3,712)	(3,713)	(7,425)	(7,260)

Earnings (loss) available to common shareholders	$36,086	$(634)	$51,081	$(6,529)

Basic earnings (loss) per common share:
From continuing operations	$1.34	$1.29	$1.88	$0.63
From discontinued operations	(0.02)	(1.32)	(0.01)	(0.88)

Net income (loss)	$1.32	$(0.03)	$1.87	$(0.25)

Diluted earnings (loss) per common share:
From continuing operations	$1.25	$1.21	$1.81	$0.63
From discontinued operations	(0.02)	(1.12)	(0.01)	(0.88)

Net income (loss)	$1.23	$0.09	$1.80	$(0.25)

See accompanying notes.

– M O R E –

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2007	September 30, 2006	March 31, 2007
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$381,094	$346,520	$358,236
Accounts receivable, net	229,687	210,185	261,106
Advances to suppliers, net	100,347	78,647	113,396
Accounts receivable—unconsolidated affiliates	51,559	53,647	37,290
Inventories—at lower of cost or market:
Tobacco	638,214	755,768	595,901
Other	47,524	60,455	40,577
Prepaid income taxes	9,227	3,078	8,760
Deferred income taxes	24,739	28,698	25,182
Other current assets	65,632	59,483	62,480
Current assets of discontinued operations	4,564	95,080	42,437

Total current assets	1,552,587	1,691,561	1,545,365

Property, plant and equipment
Land	16,684	17,279	16,640
Buildings	245,788	249,893	241,410
Machinery and equipment	509,791	521,273	512,586

	772,263	788,445	770,636
Less accumulated depreciation	(432,222)	(400,515)	(410,478)

	340,041	387,930	360,158

Other assets
Goodwill and other intangibles	104,493	105,905	104,284
Investments in unconsolidated affiliates	105,228	94,839	104,316
Deferred income taxes	79,528	93,064	81,003
Other noncurrent assets	126,243	160,421	133,696
Noncurrent assets of discontinued operations	—	5,002	—

	415,492	459,231	423,299

Total assets	$2,308,120	$2,538,722	$2,328,822

See accompanying notes.

– M O R E –

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2007	September 30, 2006	March 31, 2007
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$117,173	$169,432	$131,159
Accounts payable	195,320	197,694	220,181
Accounts payable - unconsolidated affiliates	125	2,220	644
Customer advances and deposits	109,432	177,853	133,608
Accrued compensation	14,733	14,297	18,519
Income taxes payable	13,537	10,627	11,549
Current portion of long-term obligations	154,000	18,526	164,000
Current liabilities of discontinued operations	1,642	17,831	13,314

Total current liabilities	605,962	608,480	692,974

Long-term obligations	399,272	752,781	398,952

Pensions and other postretirement benefits	104,764	97,379	100,004

Other long-term liabilities	77,239	72,754	70,528

Deferred income taxes	39,989	24,768	29,809

Noncurrent liabilities of discontinued operations	—	314	—

Total liabilities	1,227,226	1,556,476	1,292,267

Minority interests	5,119	9,160	5,822

Shareholders’ equity
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (220,000 at September 30, 2006, and March 31, 2007)	213,023	213,024	213,024
Common stock, no par value, 100,000,000 shares authorized, 27,374,956 shares issued and outstanding (25,770,306 at September 30, 2006, and 26,948,599 at March 31, 2007)	198,086	124,601	176,453
Retained earnings	698,340	669,305	682,232
Accumulated other comprehensive loss	(33,674)	(33,844)	(40,976)

Total shareholders’ equity	1,075,775	973,086	1,030,733

Total liabilities and shareholders’ equity	$2,308,120	$2,538,722	$2,328,822

See accompanying notes.

– M O R E –

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Six Months Ended September 30,
	2007	2006
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Net income	$58,506	$731
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Net loss from discontinued operations	145	22,780
Depreciation	20,585	23,823
Amortization	1,324	1,005
Provisions for losses on advances and guaranteed loans to suppliers	9,217	28,350
Restructuring and impairment costs	3,304	12,289
Other, net	7,665	(32,164)
Changes in operating assets and liabilities, net	(56,531)	(37,553)

Net cash provided by operating activities of continuing operations	44,215	19,261

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Purchase of property, plant and equipment	(13,365)	(14,855)
Proceeds from sale of businesses, less cash of businesses sold	25,156	379,379
Proceeds from sale of property, plant and equipment, and other	15,923	4,960

Net cash provided by investing activities of continuing operations	27,714	369,484

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Repayment of short-term debt, net	(23,236)	(115,262)
Repayment of long-term debt	(10,000)	—
Issuance of convertible perpetual preferred stock, net of issuance costs	—	19,478
Issuance of common stock	16,051	54
Dividends paid on convertible perpetual preferred stock	(7,425)	(7,260)
Dividends paid on common stock	(24,103)	(22,153)
Other	(907)	—

Net cash used by financing activities of continuing operations	(49,620)	(125,143)

Net cash provided by continuing operations	22,309	263,602

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities of discontinued operations	6,495	25,139
Net cash used by investing activities of discontinued operations	(17)	(9,074)
Net cash provided (used) by financing activities of discontinued operations	(4,957)	2,046

Net cash provided by discontinued operations	1,521	18,111

Effect of exchange rate changes on cash	147	87

Net increase in cash and cash equivalents	23,977	281,800
Cash and cash equivalents of continuing operations at beginning of year	358,236	62,486
Cash and cash equivalents of discontinued operations at beginning of year	239	4,146
Less: Cash and cash equivalents of discontinued operations at end of period	1,358	1,912

Cash and cash equivalents at end of period	$381,094	$346,520

Significant non-cash items from investing activities of continuing operations for the six months ended September 30,

2006, included the buyer’s assumption of $153,560 of notes payable and overdrafts with the sale of businesses.

See accompanying notes.

– M O R E –

Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is one of the world’s leading leaf tobacco merchants and processors. The Company previously had operations in lumber and building products and in agri-products. The lumber and building products businesses, along with a portion of the agri-products operations, were sold on September 1, 2006. In December 2006, the Company adopted a plan to sell the remaining agri-products operations. One of those agri-products businesses was sold in January 2007, another was sold in May 2007, and the assets of the remaining business were sold in October 2007. The lumber and building products operations and the agri-products operations are reported as discontinued operations for all periods in the accompanying financial statements.

Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At September 30, 2007, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $200 million. About 60% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The Company withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company under the related guarantee; however, in that case, the Company would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $200 million, and any unpaid accrued interest. The accrual recorded for the value of the guarantees was approximately $10 million and $9 million at September 30, 2007 and 2006, respectively, and approximately $10 million at March 31, 2007.

Various subsidiaries of the Company are involved in litigation incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

– M O R E –

Universal Corporation

NOTE 3. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the three- and six-month periods ended September 30, 2007 and 2006.

	Three Months Ended September 30,		Six Months Endeds September 30,
(in thousands, except per share data)	2007	2006	2007	2006
Basic Earnings (Loss) Per Share

Numerator for basic earnings (loss) per share
From continuing operations:
Income from continuing operations	$40,473	$37,238	$58,651	$23,511
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,713)	(7,425)	(7,260)

Earnings available to common shareholders from continuing operations	36,761	33,525	51,226	16,251

From discontinued operations:
Earnings (loss) available to common shareholders from discontinued operations	(675)	(34,159)	(145)	(22,780)

Net income (loss) available to common shareholders	$36,086	$(634)	$51,081	$(6,529)

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	27,370	25,760	27,249	25,754

Basic earnings (loss) per share:
From continuing operations	$1.34	$1.29	$1.88	$0.63
From discontinued operations	(0.02)	(1.32)	(0.01)	(0.88)

Net income (loss) per share	$1.32	$(0.03)	$1.87	$(0.25)

Diluted Earnings (Loss) Per Share

Numerator for diluted earnings (loss) per share
From continuing operations:
Earnings available to common shareholders from continuing operations	$36,761	$33,525	$51,226	$16,251
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,712	3,713	7,425	—

Earnings available to common shareholders from continuing operations for calculation of diluted earnings (loss) per share	40,473	37,238	58,651	16,251

From discontinued operations:
Earnings (loss) available to common shareholders from discontinued operations	(675)	(34,159)	(145)	(22,780)

Net income (loss) available to common shareholders	$39,798	$3,079	$58,506	$(6,529)

Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	27,370	25,760	27,249	25,754
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,710	4,709	4,710	—
Employee share-based awards	350	146	391	131

Denominator for diluted earnings (loss) per share	32,430	30,615	32,350	25,885

Diluted earnings (loss) per share:
From continuing operations	$1.25	$1.21	$1.81	$0.63
From discontinued operations	(0.02)	(1.12)	(0.01)	(0.88)

Net income (loss) per share	$1.23	$0.09	$1.80	$(0.25)

– M O R E –

Universal Corporation

NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2007	2006	2007	2006
SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$53,921	$48,647	$88,685	$130,012
Other regions (1)	541,001	445,543	885,111	756,486

Subtotal	594,922	494,190	973,796	886,498
Other tobacco operations (2)	60,408	49,974	131,751	104,583

Consolidated sales and other operating revenues	$655,330	$544,164	$1,105,547	$991,081

OPERATING INCOME (LOSS)
Flue-cured and burley leaf tobacco operations:
North America	$4,154	$7,163	$(1,031)	$7,405
Other regions (1)	63,654	47,412	95,912	60,580

Subtotal	67,808	54,575	94,881	67,985
Other tobacco operations (2)	5,950	6,231	13,081	8,256

Segment operating income	73,758	60,806	107,962	76,241
Less:
Equity in pretax earnings (loss) of unconsolidated affiliates (3)	(2,389)	(728)	(1,246)	(4,268)
Restructuring and impairment costs (4)	—	—	3,304	12,289

Consolidated operating income	$76,147	$61,534	$105,904	$68,220

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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